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                                                CENTRAL RESERVE LIFE CORPORATION
                                                17800 ROYALTON ROAD
                                                STRONGSVILLE, OHIO 44136
                                                www.centralreserve.com
                                                NASDAQ: CRLC





AT THE COMPANY:        AT THE FINANCIAL RELATIONS BOARD:
Gayle Vixler           Jeff Wilhoit          Janine Warell       Margie Baigh
First Vice President   General Information   Analyst Inquiries   Media Inquiries
(440) 572-2400         (312) 640-6757        (312) 640-6775      (312) 640-6690


FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 5, 1998


                   CENTRAL RESERVE LIFE CORPORATION TO ACQUIRE
                         CONTINENTAL GENERAL CORPORATION

              DEAL HELPS CENTRAL RESERVE EXCEED STATED GROWTH GOALS FOR REVENUE AND ASSET BASE, PROVIDES IMMEDIATE ACCESS
                    TO SENIOR HEALTH & LIFE INSURANCE MARKET


STRONGSVILLE, OH, NOVEMBER 5, 1998--CENTRAL RESERVE LIFE CORPORATION (NASDAQ:
CRLC) has announced a definitive agreement to purchase Continental General Corporation and its wholly-owned insurance subsidiary, Continental General Insurance Company, from The Western and Southern Life Insurance Company of Cincinnati, Ohio, for a purchase price of $84 million.

Insurance administrative functions of Continental General Insurance and its approximately 325 employees are expected to remain in Omaha, Nebraska, after the acquisition is completed. The acquisition will not affect the policies or benefits of insured customers.

With a distribution system of 30,000 agents throughout 49 states, Continental General Insurance provides health and life insurance products for the senior market, including long term care, Medicare supplement, and senior life and annuity products, as well as major medical plans. As of September 30, 1998, on a statutory basis, Continental General had assets of approximately $425 million, capital and surplus over $37 million and year to date revenue of over $180 million.


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CENTRAL RESERVE LIFE CORPORATION
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The acquisition is expected to be completed within the next ninety days, and is subject to regulatory approvals and other customary terms and conditions. At completion, Continental General Corporation and Continental General Insurance Company will be wholly-owned subsidiaries of CRLC.

The purchase price will be financed through approximately $40 million of bank financing and $15 million of newly issued equity with the remainder derived from cash proceeds available at CRLC and reinsurance funding provided by Reassurance Company of Hannover (RCH). RCH is a member of the Hannover Re Group, a multi-billion dollar international reinsurer and the fifth largest insurer worldwide. In addition to RCH, CRLC investor, Insurance Partners, will participate in the transaction. Insurance Partners is a private equity fund formed in 1994 to make significant equity investments in the insurance industry.

This transaction marks CRLC's second acquisition announced since its $40 million equity funding was completed in July 1998. Adding Continental General, CRLC's total annualized revenue will be over $600 million.

ACQUISITION BRINGS GROWTH AND NEW SENIOR MARKET ACTIVITY

"This is a fabulous opportunity for CRLC," said Peter W. Nauert, President and Chief Executive Officer of CRLC. "It nearly doubles the size of our company. It also puts us a full year ahead of our business plan by providing us immediate access to the senior health and life insurance market. We plan to substantially expand Continental's marketing of its senior product line by introducing early in 1999 a completely revised portfolio of senior products, including Medicare supplement, long term care, home health care, senior life and annuity products. In addition, we will immediately develop a new line of major medical and small group health products for introduction to Continental General's distribution system."

Nauert, who was previously Chairman and Chief Executive Officer of Pioneer Financial Services, Inc. (PFS), has brought to CRLC his 30 years of experience in the senior market. Before PFS was acquired by Conseco, Inc. in June 1997, Nauert was the key figure in PFS' innovative product development and marketing activities for the senior market, Nauert's major PFS subsidiary, Pioneer Life Insurance Company, was a prominent brand name and market leader in Medicare supplement and long term care insurance in many areas of the country.

"Through the acquisition, we triple the size of our distribution system to a total of 45,000 agents nationwide," Nauert said, "This increase is substantial and provides us with the platform to significantly increase our retail sales activities and to pursue additional acquisitions."

"We also plan to capitalize on Continental's broad range of established intercompany relationships by continuing to market Continental products through Western and Southern's agents as well as 45 other companies with which Continental has marketing alliances."







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CENTRAL RESERVE LIFE CORPORATION
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In addition to enhanced sales opportunities, CRLC also expects to lower
Continental's cost of operations by increasing administrative efficiency and consolidating certain corporate functions. These changes are expected to save $5 million in annual expenses among CRLC's several insurance subsidiaries beginning in 1999.

CRLC will also maintain an investment advisory relationship with Western and Southern's subsidiary, Fort Washington Investment Advisors, Inc., to manage Continental's $400 million plus portfolio as well as the growing portfolio of other CRLC companies.

"We are very impressed with Fort Washington's investment performance, which has been ranked at the top of insurance investment advisory services. It makes sense to continue to use and expand our investment activities with them," Nauert said.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the company. Forward-looking statements are statements other than historical information or statements of current condition. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements herein should not be regarded as representation by the company or any other person that the objectives or plans of the company will be achieved. There is no assurance that the acquisition of Continental General will be completed. Many other factors could cause actual results to differ materially from those contemplated by such forward-looking statements, including, among others, failure to successfully implement the business plan for the company, rising healthcare costs, business conditions and competition in the healthcare industry, developments in healthcare reform and other regulatory issues. The foregoing review of important factors should not be construed as exhaustive. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Central Reserve Life Corporation, through its subsidiaries, specializes in meeting the accident and health insurance needs of individuals and small to mid-sized businesses and the health and life insurance needs of Americans age 65 and over.


               Visit on the worldwide web at www.centralreserve.com
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           FOR MORE INFORMATION ABOUT CENTRAL RESERVE LIFE CORPORATION
        TOLL-FREE VIA FAX, DIAL 1-800-PRO-INFO ENTER COMPANY CODE "CRLC"



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